Exhibit 3.1

                          CERTIFICATE OF DESIGNATION OF
                    SERIES "A" SPECIAL VOTING PREFERRED STOCK

                                       OF

                               iJOIN SYSTEMS, INC.
                            (a Delaware Corporation)

It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Company) is iJoin Systems, Inc. The Company was incorporated in the State of Delaware on October 8, 1998.

     2. The certificate of incorporation of the Company authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $.0001 per share, and expressly vests in the Board of Directors of the Company the authority provided therien to issue any or all of said shares in one or more series and by resolution or resolutions to provide for the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, particiapating, optionalk, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series "A" issue of Preferred Stock:


     RESOLVED: That, upon and subject to the effective date of that merger transaction contemplated by that certain Agreement and Plan of Merger, date as of April 24, 2001, among the Company, its wholly-owned subsidiary, IJC Acquisition Corp., and iJoin, Inc. (the "Merger Agreement"), as evidenced by the date and time set forth on the Certificate of Merger properly executed and filed by the constituent parties to the Merger Agreement with the Delaware Secretary of State in accordance with Section 251 of the General Corporation Law of the State of Delaware, two (2) of the 1,000,000 authorized shares of Preferred Stock of the Company shall be designated Series "A" Special Voting Preferred Stock, $.0001 par value per share, which shall possess the rights, privileges, restrictions and conditions set forth below:

Section 1. Designation and Amount. The series of Preferred Stock designated and known as the "Series A Special Voting Preferred Stock" (sometimes hereinafter referred to as "Series A Voting Stock") shall have a par value of $.0001 per share and the number of shares constituing the Series A Special Voting Preferred Stock shall be two (2) shares.

Section 2. Rank. The Series A Preferred shall rank, in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions"): (i) on a parity with all of the Company's common stock, par value $.0001 per share (the "Company Common Stock"); (ii) junior to any other series of Preferred Stock of the Company which may hereafter be created (unless such Preferred Stock is expressly designated as being senior or junior to the Series A Preferred); and (ii) junior upon liquidation to any other class or series of capital stock of the

Company hereafter created which by its terms ranks senior on liquidation to the Series A Preferred.

Section 3. Dividends. Subject to the prior rights of the holders of any shares ranking senior to the Series A Preferred with respect to priority in the payment of dividends, a holder of a Series A Preferred shall be entitled to receive, and the Company shall pay or cause to be paid, as and when declared by the board of directors of the Company out of the assets of the Company properly applicable to the payment of dividends, dividends in such amount and in such form as the board of directors may from time to time determine with respect to each then outstanding share of exchangeable stock of iJoin.com Acquisition Corporation, a corporation organized under the laws of Canada and a wholly-owned subsidiary of iJoin, Inc. (the "iJoin Subsidiary"), with the rights, privileges, restrictions and conditions set forth in the Articles of Incorporation of the iJoin Subsidiary (each, an "Exchangeable Share") owned by the holder of the shares of Series A Preferred, as follows:

          (i) in the case of a cash dividend or distribution declared by the board of directors on the shares of Company Common Stock and any other securities into which such shares may be changed or for which such shares may be exchanged (whether or not the Company shall be the issuer of such other securities) or any other consideration which may be received by the holders of such shares of Company Common Stock pursuant to a recapitalization, reconstruction, reorganization or reclassification of, or amalgamation, merger, liquidation or similar transaction affecting such shares (the "Dividend Securities"), a dividend in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent (defined below) on the declaration date of such dividend;

          (ii) in the case of a stock dividend or distribution declared by the board of directors on the shares of Company Common Stock or other Dividend Securities to be paid in Company Common Stock, a dividend in that number of Exchangeable Shares for each Exchangeable Share equal to the number of shares of Company Common Stock to be paid on each share of Company Common Stock outstanding on the declaration date of such dividend;

          (iii) in the case of a dividend or distribution declared by the board of directors on the shares of Company Common Stock or other Dividend Securities to be paid in property other than cash or securities of the Company, a dividend in such type and amount of property for each Exchangeable Share as is the same as the type and amount of property declared as a dividend on each share of Company Common Stock outstanding on the declaration date of such dividend; or

          (iv) in the case of a dividend or distribution declared by the board of directors on the Company Common Stock or other Dividend Securities to be paid in securities of the Company other than Company Common Stock, a dividend in such number of either such securities or economically equivalent securities of the iJoin Subsidiary or the Company, as the board of directors determines, for each Exchangeable Share equal to the number of securities of the Company other the Company Common Stock to be paid on each share of Company Common Stock outstanding on the declaration date of such dividend. Such dividends shall be paid out of money, assets and property of the iJoin Subsidiary properly applicable to the payment of dividends, or out of authorized but unissued shares of the Company, in a manner consistent with Article 3.2 of the Articles of Incorporation of the iJoin Subsidiary.

     For purposes of this Certificate of Designation, "Canadian Dollar Equivalent" means, in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying: (i) the Foreign Currency Amount by (ii) the official noon spot exchange rate on such date for such foreign currency as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency as may be deemed by the Company's board of directors to be appropriate for such purpose.

Section 4.  Liquidation affecting underlying Exchangeable Shares.

     (a) Subject to paragraph (b) below, in the event of the liquidation, dissolution or winding-up of the iJoin Subsidiary or any other distribution of assets of the iJoin Subsidiary among its shareholders for the purpose of winding-up its affairs, a holder of Series A Preferred shall be entitled, subject to applicable law, to receive from the Company in respect of each Exchangeable Share held by such holder on the effective date of any such liquidation, dissolution or winding-up of the iJoin Subsidiary (the "Liquidation Date") one (1) share of Company Common Stock, plus an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Liquidation Date (the "Liquidation Amount"), in accordance with the iJoin Subsidiary's Articles of Incorporation.

     (b) In the event of and notwithstanding any proposed liquidation, dissolution or winding-up of the iJoin Subsidiary or any other proposed distribution of assets of the iJoin Subsidiary among its shareholders for the purpose of winding-up its affairs, the Company may opt to purchase from all but not less than all of the holders of Series A Preferred on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder by payment pursuant hereto of an amount per share equal to the Liquidation Share Price (as defined herein) on the last business day prior to the Liquidation Date (the "Liquidation Call Option"). For purposes hereof, "Liquidation Share Price" means, for each Exchangeable Share held by a holder of shares of Series A Preferred, at any given time:

          (i) the Canadian Dollar Equivalent of the average closing sales price of shares of Company Common Stock trading for the twenty (20) consecutive trading days ending not more than five (5) days before such Liquidation Date, as reported by the stock exchange or quotation system on which the greatest volume of shares of Company Common Stock traded during such twenty
     (20) day period, or, if the shares of Company Common Stock are not then listed on a stock exchange or quoted on any quotation system, then the market price of a share of Company Common Stock as determined by the Company's board of directors based upon the advice of such qualified independent financial advisors as the board of directors may deem to be appropriate, which determination by the board of directors shall be conclusive and binding of a share of Company Common Stock on that date, payment of which shall be satisfied in full by causing to be delivered one
     (1) share of Company Common Stock, plus

          (ii) an amount equal to the full amount of all dividends and distributions declared and unpaid on each Exchangeable Share and all dividends and distributions declared on the share of Company Common Stock but have not been declared on each Exchangeable Share in accordance with
     Section 3 hereof, in each case with a record date prior to the Liquidation Date, if any.

     In order to exercise its Liquidation Call Option, the Company must notify the holders of Series A Preferred and the iJoin Subsidiary of its intention to exercise such right at least thirty (30) days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the iJoin Subsidiary and at least five (5) business days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the iJoin Subsidiary. If the Company duly exercises its Liquidation Call Option, on the Liquidation Date the Company shall purchase, and the holders of shares of Series A Preferred shall sell all of their respective Exchangeable Shares then outstanding for a price per share equal to the Liquidation Share Price at such date, in accordance herewith and in the manner provided by Article 5.6 of the Articles of Incorporation of the iJoin Subsidiary.

Section 5. Voting Rights. Except as otherwise required by law or expressly provided in the Company's Certificate of Incorporation, the holders of shares of Series A Preferred shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall have such number of votes equal to the number of Exchangeable Shares (the "Exchangeable Shares") of iJoin.com Acquisition Corporation, an Ontario corporation and subsidiary of the Company (the "Subsidiary"), from time to time that are owned by the holder of shares of the Series A Preferred. Except as otherwise required by law or the Company's Certificate of Incorporation, as the same may be amended, the Series A Preferred and the Company Common Stock shall vote together a single class (together with such shares of Preferred Stock to which such voting rights are granted), and not as separate classes, on all matters submitted to a vote of stockholders of the Corporation.

Section 6. Retraction of underlying Exchangeable Shares.

     (a) Subject to paragraph (b) below and the limitations set forth in Sections 6.3 and 6.4 of the iJoin Subsidiary's Articles of Incorporation, in the event that pursuant to Article 6 of the Articles of Incorporation of the iJoin Subsidiary a holder of Series A Preferred delivers to the iJoin Subsidiary a Retraction Request (as defined below) and presents for surrender at the registered office of the iJoin Subsidiary (or at any other location as may be specified by the iJoin Subsidiary by written notice to the holder of Exchangeable Shares), together with such documents and instrument as may be required to effect a transfer under applicable law and the by-laws of the iJoin Subsidiary, certificate(s) representing that number of Exchangeable Shares held by such holder of Series A Preferred and with respect to which such holder desires to have the iJoin Subsidiary purchase (the "Retracted Shares"), a holder of Series A Preferred shall be entitled, subject to applicable law, to receive from the Company in respect of each Retracted Share held by such holder as of the fifth (5th) business day after the date the Retraction Request is received by the iJoin Subsidiary (the "Retraction Date") one (1) share of Company Common Stock, plus an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Retraction

Date (the "Retraction Amount"), in accordance with the iJoin Subsidiary's Articles of Incorporation.

     For purposes hereof, a "Retraction Request" shall mean a duly executed statement (i) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates purchased by the iJoin Subsidiary and (ii) acknowledging the overriding Retraction Call Option of the Company (as defined below) to purchase all but not less than all such Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to the Company in accordance with such Retraction Call Option, on the terms and in the manner set out in paragraph (b) below.

     (b) In the event of and notwithstanding any proposed purchase by the iJoin Subsidiary pursuant to a Retraction Request, the Company may, in lieu of delivery of the Retraction Amount, opt to purchase from any holder(s) of Series A Preferred having delivered but not revoked such Retraction Requests on the Retraction Date all but not less than all of the Retracted Shares held by such holder(s) on payment by the Company pursuant hereto of an amount per share equal to the Retraction Call Price (as defined herein) on the last business day prior to the Retraction Date (the "Retraction Call Option"). For purposes hereof, "Retraction Call Price" means, for each Retracted Share held by a holder of shares of Series A Preferred, at any given time:

          (i) the Canadian Dollar Equivalent of the average closing sales price of shares of Company Common Stock trading for the twenty (20) consecutive trading days ending not more than five (5) days before such Retraction Date, as reported by the stock exchange or quotation system on which the greatest volume of shares of Company Common Stock traded during such twenty
     (20) day period, or, if the shares of Company Common Stock are not then listed on a stock exchange or quoted on any quotation system, then the market price of a share of Company Common Stock as determined by the Company's board of directors based upon the advice of such qualified independent financial advisors as the board of directors may deem to be appropriate, which determination by the board of directors shall be conclusive and binding of a share of Company Common Stock on that date, payment of which shall be satisfied in full by causing to be delivered one
     (1) share of Company Common Stock, plus

          (ii) an amount equal to the full amount of all dividends and distributions declared and unpaid on each Exchangeable Share and all dividends and distributions declared on the share of Company Common Stock but have not been declared on each Exchangeable Share in accordance with
     Section 3 hereof, in each case with a record date prior to the Retraction Date, if any.

     In order to exercise the Retraction Call Option, the Company must notify the iJoin Subsidiary in writing of its determination to do so within two (2) business days of notification to the Company by the iJoin Subsidiary of the receipt by the iJoin Subsidiary of the Retraction Request. If the Company delivers such notice timely, and provided that the Retraction Request is not revoked by the holder in the manner specified in the Articles of Incorporation of iJoin Subsidiary, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to the Company in accordance with the Retraction Call Option. In such event, the Company shall purchase from such holder and such holder shall sell to the Company on the Retraction Date the Retracted Shares for the Retraction Call Price per share. For the purposes of completing a purchase pursuant to the Retraction Call Option, the Company shall deposit with the iJoin Subsidiary, as trustee for the retracting holder, on or before the Retraction Date, the following:

          (i) certificates representing the aggregate number of shares of Company Common Stock deliverable in connection with the purchase and sale of the Retracted Shares;

          (ii) check(s) payable at par at any branch of the bankers of the payor in the amount of declared and unpaid cash dividends deliverable in connection with such purchase and sale; and

          (iii) such stock or property constituting any declared and unpaid non-cash dividends deliverable in connection with such purchase and sale;

     (collectively, the "Exchangeable Share Consideration"); provided that any such stock or property shall be duly issued as fully paid and non-assessable, in the case of stock, and free and clear of any lien, encumbrance, security interest or adverse claim and provided further that such consideration shall be paid less any tax required to be deducted and withheld therefrom and without interest.

     If the Exchangeable Share Consideration has been so deposited, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Option shall be deemed to have occurred as at the closing of business on the Retraction Date and, for greater certainty, no redemption by the iJoin Subsidiary of such Retracted Shares shall take place on the Retraction Date. Delivery of such Exchangeable Share Consideration shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Call Price, unless any check included therein is not paid on due presentation.

     Failure by the Company to deliver its notice to exercise its Retraction Call Option within the two (2) business day period or otherwise comply with the provisions of this Section 6 in respect thereto, and provided that the Retraction Request is not revoked by the holder in the manner specified in the Articles of Incorporation of the iJoin Subsidiary, the iJoin Subsidiary shall redeem the Retracted Shares on the Retraction Date.

Section 7. Repurchase of underlying Exchangeable Shares.

           (a) Subject to paragraph (b) below, in the event that fewer than 500,000 shares of Exchangeable Stock remain outstanding (as such number of shares may be adjusted as deemed appropriate by the iJoin Subsidiary's board of directors to give effect to any subdivision or consolidation over any stock dividend on or in the respect of the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares for securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other reorganization or other transaction affecting the

Exchangeable Shares), a holder of Series A Preferred shall be entitled to receive from the Company in respect of each Exchangeable Share held by such holder on the date of such event (the "Triggering Event Date") one (1) share of Company Common Stock, plus an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to an Triggering Event Date (the "Repurchase Amount"), in accordance with Article 7 of the iJoin Subsidiary's Articles of Incorporation.

           (b) In the event of and notwithstanding the occurrence of any triggering event under paragraph (a) above, the Company may, in lieu of delivery of the Repurchase Amount, opt to purchase from all but not less than all of the holders of Series A Preferred on the Triggering Event Date all but not less than all of the Exchangeable Shares held by each such holder by payment pursuant hereto of an amount per share equal to the Repurchase Call Price (as defined herein) on the last business day prior to the Triggering Event Date (the "Repurchase Call Option"). For purposes hereof, "Repurchase Call Price" means, for each Exchangeable Share held by a holder of shares of Series A Preferred, at any given time:

          (i) the Canadian Dollar Equivalent of the average closing sales price of shares of Company Common Stock trading for the twenty (20) consecutive trading days ending not more than five (5) days before such Triggering Event Date on the stock exchange or quotation system on which the greatest volume of shares of Company Common Stock traded during such twenty (20) day period, or, if the shares of Company Common Stock are not then listed on a stock exchange or quoted on any quotation system, then the market price of a share of Company Common Stock as determined by the Company's board of directors based upon the advice of such qualified independent financial advisors as the board of directors may deem to be appropriate, which determination by the board of directors shall be conclusive and binding of a share of Company Common Stock on that date, payment of which shall be satisfied in full by causing to be delivered one (1) share of Company Common Stock, plus

          (ii) an amount equal to the full amount of all dividends and distributions declared and unpaid on each Exchangeable Share and all dividends and distributions declared on the share of Company Common Stock but have not been declared on each Exchangeable Share in accordance with
     Section 3 hereof, in each case with a record date prior to the Triggering Event Date, if any.

     In order to exercise its Repurchase Call Option, the Company must notify the holders of Series A Preferred and the iJoin Subsidiary of its intention to exercise such right at least five (5) days before the Triggering Event Date. If the Company duly exercises its Repurchase Call Option in accordance herewith, on the last business date prior to such Triggering Event Date, the Company will purchase and the holders of Series A Preferred will sell all of their respective Exchangeable Shares then outstanding for a price per share equal to the Repurchase Call Price.

     Purchase of Exchangeable Shares pursuant to the exercise of a Repurchase Call Option shall be effected by the Company causing to be delivered to the holders of the Exchangeable Shares to be purchased the Repurchase Call Price for each such Exchangeable Share upon presentation and surrender at the registered office of the iJoin Subsidiary (or any other location as may be specified by the iJoin Subsidiary by written notice to the holders of Exchangeable Shares) the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the iJoin Subsidiary. Payment of the total Repurchase Call Price for such Exchangeable Shares shall be made by delivery to each holder of Series A Preferred, at the address of the holder recorded in the securities register of the Company or by holding for pick-up by the holder at the registered office of the iJoin Subsidiary (or such other location specified by notice as aforesaid) of the Exchangeable Share Consideration representing the total Repurchase Call Price.

Section 8. Cancellation. At such time as a share of Series A Preferred has no votes attached to it because there are no Exchangeable Shares held by the holder of such share of Series A Preferred, such share of Series A Preferred shall be canceled.

Section 9. Limitations on Rights as Stockholder. Except as expressly provided herein, the Series A Preferred shall not entitle the holders thereof to any rights as stockholders of the Company, provided that this Section 9 shall not in any manner alter, amend, impair, restrict or prejudice any rights of the holders thereof (i) under the Exchange Agreement dated June 5, 2000 among iJoin, Inc. (f/k/a iJoin.com, Inc.), the iJoin Subsidiary and such holders, or (ii) as intended beneficiaries under that certain Support Agreement dated June 5, 2000 between iJoin, Inc. (f/k/a iJoin.com, Inc.) and the iJoin Subsidiary (collectively, the "Exchangeable Shares Agreements"), which Exchangeable Shares Agreements and the respective covenants and obligations of the "Parent," as such term is used therein, were assumed, by operation of law, by the Company under the Merger Agreement and the transactions contemplated thereunder, including, without limitation, liability for all monies payable and property deliverable by the Parent thereunder.

Section 10. Registration of Transfer. The Company will keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Company will, at the written request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate.

Section 11. Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution, an entity whose securities are traded or listed on any national securities exchange or recognized automated quotation system, or any subsidiary of the foregoing, then the holder's own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 12. Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of Sections 1 through 13 of this Series A Preferred without the prior unanimous written consent or affirmative vote of the holders of not less than all of the Series A Preferred outstanding at the time such action is taken.

Section 13. Notices. Except as otherwise expressly provided hereunder, all notices, requests or other communications referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and will be deemed to have been given when so mailed or sent (a) to the Company, at its principal executive offices, and (b) to any holder of Series A Preferred, at such holder's address as it appears in the stock records of the Company (unless otherwise indicated by notice given to the Company by any such holder) or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth (5th) business day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Series A Preferred shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Company pursuant thereto.



     FURTHER RESOLVED: That the statements contained in the foregoing resolution creating and designating the said Series A issue of Preferred Stock and fixing the number, powers and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics, thereof shall, upon the effective date of said Series, be deemed to be included in and be a part of the certificate of incorporation of the Company pursuant to the provisions of Section 104 and 151 of the General Corporation Law of the State of Delaware.

Signed as of May 4, 2001


                                      /s/ William H. Ragsdale
                                    ------------------------------------
                                    William H. Ragsdale, Chief Executive Officer